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[LETTERHEAD]


May 7, 1998

Ron Marshall
24 High Point Road
Holmdel, NJ 07733

Dear Ron:

I am pleased to offer you the positions of Chief Executive Officer and President of Nash Finch Company (the "Company") and membership on the Company's Board of Directors (the "Board"), subject to approval by the Board at its May 12, 1998 meeting.

The terms of the offer (assuming that you begin work on or before July 1, 1998) are as follows:

1. Base salary at the annual rate of $500,000. Your base salary is subject to review by the Compensation Committee of the Board and may be adjusted from time to time by the Compensation Committee.

2.   Fiscal 1998 bonus (payable within 2-1/2 months after the end of fiscal
     1998) of at least $200,000. The bonus could be increased to 60 percent of your annual base salary rate at target performance levels and 75 percent of your annual base salary rate at maximum performance levels (in each case as established by the Compensation Committee of the Board). At your option, the bonus could be paid in whole or in part in shares of the Company's common stock, $1.66-2/3 par value per share (the "Common Stock"). Your bonus for future fiscal years will be determined by the Compensation Committee of the Board on the basis of performance against agreed upon goals.

3. A "nonqualified" option to purchase 200,000 shares of the Company's common stock, $1.66-2/3 par value per share (the "Common Stock") at an exercise price equal to the fair market value of the Common Stock on the date on which the option is granted. The option will become exercisable in 25 percent increments at the end of each of the four years following the date of the grant. If, however, the market price for Common Stock reaches and remains at or over $30 per share for 30 consecutive trading days, the option will become immediately exercisable with respect to 100,000 shares and if the market price for Common Stock reaches and remains at or over $40 per share for 30 consecutive trading days, the option will become immediately exercisable with respect to the remaining 100,000 shares. The terms of the option will otherwise be in accordance with the Company's stock option plans.

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4.   A performance unit grant under the Company's Performance Equity Plan for the 1998 fiscal year consisting of a right to receive a number of shares of Common Stock equal to 120% of salary divided by the average market price during the fourth quarter of 1997 according to the terms and subject to the restrictions and conditions established by the Compensation Committee of the Board.

5. By the third anniversary of your date of hire, you will be required to own Common Stock with a value of at least two and one-half times your annual base salary at the time. By the fifth anniversary of your date of hire and thereafter, you will be required to own Common Stock with a value of at least five times your annual base salary at the time. To facilitate attaining this level of ownership, the Compensation Committee of the Board may cause your bonus to be paid in whole or in part in the form of Common Stock.

6. You will be eligible to participate in the Company's Executive Incentive Bonus and Deferred Compensation Plan commencing with fiscal year 1998.

7. You will be eligible to participate in the Company's Income Deferral Plan immediately.

8. Relocation expenses for you and your family (consisting of moving costs, realtor's fees, home closing costs and fees for legal and tax advice relating to the sale of your residence in New Jersey and the purchase of your residence in Minnesota) up to $25,000. If you anticipate that your expenses will exceed $25,000, please let us know in advance so that we can discuss reimbursement of the excess expenses before they are incurred. You agree to make every reasonable effort to move your family to Minnesota within three months of commencement of employment with the company. However, the Company will reimburse you for airfare to and from your home in New Jersey every week for six months or, if earlier, until you have moved your family to Minnesota. The Company will also pay you $2,500 per month for reasonable temporary living expenses for six months or, if earlier, until you have moved your family to Minnesota. All reimbursements are subject to presentation of receipts or other documentation acceptable to the Company. The Company agrees to gross up the amounts set forth above to cover the net income tax effect to you of the reimbursement of the expenses described above.

9. You will be provided a standard form of change in control agreement pursuant to which, if your employment is terminated within 24 months after a change in control (or in limited circumstances prior to a change in control) other than by reason of death, disability, retirement or cause, or you terminate your employment for good reason, the Company will pay or cause to be paid to you a lump sum equal to your monthly compensation multiplied by 36 months and will maintain or cause to be maintained benefit plans for you and your dependents for 36 months, all in accordance with the Company's standard form of change in control agreement. In addition, in the event that your employment is terminated by the Company, other than for cause, within the first 12 months, the Company will provide you with 12 months severance compensation.

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10.  You will be eligible to participate in other benefit plans, practices and policies of the Company in accordance with their terms.

11. During your first two years of employment, you will not sit on any other corporate boards. Thereafter, corporate board membership will be at the discretion of the Board.

12. Your employment with the Company is at will and may be terminated by you or the Company at any time without liability other than for base salary earned through termination and other compensation and benefits due under the terms of any applicable benefit plan, practice or policy of the Company.

I very much look forward to a long and prosperous relationship.

Best Regards,


/s/ Donald R. Miller
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Donald R. Miller
Board Chair


I have read the foregoing letter and hereby agree to all of the terms and conditions thereof.


                                   /s/ Ron Marshall
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                                  Ron Marshall